Exhibit 99

ORBCOMM ANNOUNCES SECOND QUARTER 2014 RESULTS

– Successful Launch of 6 Next Generation Satellites –

– Total Revenues of $24.3 million Increased 31% –

– Adjusted EBITDA of $5.1 million Increased 24% –

Rochelle Park, NJ, August 7, 2014 – ORBCOMM Inc. (Nasdaq: ORBC), a global provider of Machine-to-Machine (M2M) solutions, today announced financial results for the second quarter ended June 30, 2014.

The following financial highlights are in thousands of dollars.

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Service Revenues	$14,902	$13,517	$29,328	$27,407
Product Sales	$9,396	$5,042	$14,320	$7,872
Total Revenues	$24,298	$18,559	$43,648	$35,279

Net Income attributable to ORBCOMM Inc. Common Stockholders	$1,394	$1,671	$953	$2,763

EBITDA (1,3)	$4,004	$3,253	$5,545	$5,793
Adjusted EBITDA (2,3)	$5,121	$4,135	$8,754	$7,767

(1)	EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization.
(2)	Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related costs.
(3)	A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income, is among other financial tables at the end of this release.

Recent Highlights:

•	For the second quarter of 2014, Total Revenues were up 30.9% year-over-year to $24.3 million. Service Revenues were up 10.2% to $14.9 million over the prior year. Second quarter 2014 Product Sales of $9.4 million were 86.4% higher than prior year.

•	Adjusted EBITDA for the second quarter of 2014 was $5.1 million and was up 23.8% over the prior year period. ORBCOMM’s basic EPS is $0.03 for the second quarter of 2014 compared to $0.04 for the comparable period last year.

•	Net subscriber communicator additions were 27,000 in the second quarter of 2014, bringing the total billable subscriber communicators to 915,000 at June 2014, an increase of 14% year-over-year.

•	Terex Corporation, a diversified global manufacturer of a broad range of equipment, has selected ORBCOMM’s heavy equipment telematics solution for the heavy machinery assets of its Terex Findlay and Powerscreen Division. The telematics solution includes global satellite data service, cellular connectivity through ORBCOMM’s wireless partners, as well as state-of-the-art hardware and a robust web-based analytics platform for asset management.

•	On August 5, 2014, ORBCOMM announced that it has been selected by Decker Truckline, Inc. to provide an industry-leading tracking and monitoring solution for its fleet of 800 refrigerated trailers. Founded in 1931, Decker is a diversified carrier, transporting flatbed, refrigerated and dry van freight throughout North America. Decker will use ORBCOMM’s RT6000+, a powerful two-way cold chain telematics device that provides comprehensive temperature, fuel management, maintenance, and logistics application services for its refrigerated fleet.

•	On July 29, 2014, ORBCOMM announced that its partner, Mahd Telecom based in Muscat, Oman, has been granted a Class License, or Service Authorization, to operate its satellite network in Oman, and allows ORBCOMM to begin the process to construct a Gateway Earth Station (GES) in Oman. This GES will improve service in the Middle East and Central Asia. In addition, ORBCOMM has purchased the GES in Rio de Janeiro, Brazil, from its local Brazilian partner, which secures ORBCOMM’s ownership of all earth station equipment in the Americas.

•	On July 14, 2014, ORBCOMM announced that it successfully launched six next generation OG2 satellites aboard a SpaceX Falcon 9 rocket from Cape Canaveral Air Force Station, Florida at 11:15 am EDT. The OG2 satellites were successfully separated from the Falcon 9 launch vehicle into the proper insertion orbit. After an initial health check, the satellites will undergo extensive In-Orbit Testing for approximately 60 days to verify that all subsystems are properly functioning. The satellites are expected to provide full commercial M2M messaging and AIS services after they are put into service.

•	Sales of the GT 1100 are gaining momentum. On July 8, 2014, ORBCOMM announced that Swing Transport Inc. has selected ORBCOMM to deliver a comprehensive trailer tracking solution for its fleet of more than 1,000 dry van trailers. ORBCOMM’s solution will provide wireless connectivity through ORBCOMM’s state-of-the-art hardware and a robust, web-based analytics platform for fleet management.

•	On June 2, 2014, ORBCOMM announced that its GT 2300 intermodal container tracking and monitoring solution has won the 2014 Product of the Year Award from M2M Evolution Magazine. The award honors the most innovative systems and solutions in M2M technology that deliver information regardless of proximity. ORBCOMM’s GT 1100 also won the magazine’s 2014 M2M Evolution Asset Tracking Award, which honors excellence in innovation utilizing M2M technologies to automate the asset tracking functions.

For more information on recent highlights, please visit www.orbcomm.com.

“With the successful launch of our first OG2 mission, the reception we are receiving on our comprehensive portfolio of M2M products and services, and our campaign to aggressively market through our new and expanded global distribution channels, the energy and momentum at ORBCOMM is greater than ever before,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “Our hard work and innovation over the last several years is starting to pay off as seen in the second quarter and should continue into the future.”

“ORBCOMM had a strong second quarter with Total Revenues of $24.3 million and Adjusted EBITDA of $5.1 million,” said Robert Costantini, Chief Financial Officer of ORBCOMM. “With the successful launch of our first 6 OG2 satellites, we are looking for an uptick in recurring Service Revenues for the remainder of 2014, after putting the satellites in service. Product Sales were robust in Q2, and we have strong momentum heading into the third quarter.”

Financial Results and Highlights

Revenues

For the second quarter ended June 30, 2014, Service Revenues increased 10.2% to $14.9 million over the prior year period in 2013. The increase in Service Revenues in Q2 of 2014 was driven by core network revenues including AIS, and from higher revenues from solutions services.

Product Sales during the second quarter of 2014 were $9.4 million compared to $5.0 million during the same period last year, an increase of $4.4 million or 86.4%. The quarterly year-over-year increase in Product Sales was driven by customer deployments in solutions augmented by sales from Euroscan.

Total Revenues for the quarter ended June 30, 2014 were $24.3 million compared to $18.6 million during the same period of 2013, an increase of 30.9%.

Direct Costs and Operating Expenses

Total direct costs and operating expenses for the second quarter of 2014 were $22.5 million compared to $17.0 million during the same period in 2013. Direct costs, exclusive of depreciation and amortization, increased year-over-year due to increases in Service Revenues and Product Sales, as well as costs to operate the companies acquired. Gross Profit increased by $3.1 million or 30.7% to $13.1 million for the quarter ended June 30, 2014 compared to $10.0 million for the prior year quarter due to the increase in Service Revenues and Product Sales. Operating Expenses were higher primarily due to operating costs from the acquisitions, including additional employees and higher depreciation and amortization from acquired intangible assets. Higher Operating Expenses also reflect costs incurred in anticipation of the OG2 launch that occurred in July 2014, and investments in opportunities that are expected to lead to future growth. Acquisition-related costs were $0.2 million in the second quarter and up slightly from the prior year, reflecting costs incurred in connection with our Euroscan Acquisition.

Income Before Income Taxes, Net Income, and Earnings Per Share

Income Before Income Taxes for the second quarter of 2014 was $1.9 million compared to $2.0 million for the second quarter of 2013.

Net Income attributable to ORBCOMM Inc. Common Stockholders was $1.4 million for the three months ended June 30, 2014 compared to $1.7 million for the similar three-month period in 2013. Basic Earnings Per Share were $0.03 for the second quarter of 2014 versus $0.04 for the second quarter of 2013.

EBITDA and Adjusted EBITDA

EBITDA for the second quarter of 2014 was $4.0 million compared to $3.3 million in the second quarter of 2013 and includes $0.2 million in Acquisition-related costs. Adjusted EBITDA was $5.1 million for the second quarter of 2014 compared to $4.1 million in the second quarter of 2013, an increase of 23.8%.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At June 30, 2014, Cash and Cash Equivalents and Restricted Cash were $50.9 million, compared to $76.9 million at March 31, 2014, decreasing $26.0 million largely due to Capital Expenditures and insurance expense related to the OG2 launch.

Cash provided by operating activities was $1.4 million year to date as of June 30, 2014. Total ORBCOMM Inc. Stockholders’ Equity was $234.9 million at June 30, 2014.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions. To access the call, domestic participants should dial 1-800-768-6569 at least ten minutes prior to the start of the call. International callers should dial 1-785-830-7992. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.orbcomm.com, select the “Investors” tab, then select “Presentations” to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-888-203-1112 domestically or 1-719-457-0820 internationally and enter reservation identification number 2550666. The replay will be available from approximately 3:30 PM ET on August 7, 2014, through 3:30 PM ET on August 21, 2014.

About ORBCOMM Inc.

ORBCOMM is a global provider of Machine-to-Machine (M2M) solutions. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, Hyundai Heavy Industries, I.D. Systems, Inc., Komatsu Ltd., Cartrack (Pty.) Ltd., and Volvo Construction Equipment, among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, our key satellite partners as well as our Tier One cellular partners, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in our core markets: commercial transportation; heavy equipment; industrial fixed assets; marine; and homeland security.

ORBCOMM is an innovator and leading provider of tracking, monitoring and control services for the transportation market. Under its ReeferTrak®, GenTrakTM, GlobalTrak®, and CargoWatchTM brands, the company provides customers with the ability to proactively monitor, manage and remotely control their cold chain and dry transport assets. Additionally, ORBCOMM provides Automatic Identification System (AIS) data services for vessel tracking and to improve maritime safety to government and commercial customers worldwide. ORBCOMM is headquartered in Rochelle Park, New Jersey and has its network control center in Sterling, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: ongoing global economic instability and uncertainty; substantial losses we have incurred and may continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; we may need additional capital to pursue our growth strategy; loss or decline or slowdown in the growth in business from our key customers, such as Caterpillar Inc., (“Caterpillar”), Komatsu Ltd., (“Komatsu”), Hitachi Construction Machinery Co., Ltd., (“Hitachi”), and other value-added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets and maritime; dependence on a few significant customers; the inability to effect suitable investments, alliances and acquisitions; our acquisitions may expose us to additional risks; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers and licensees to develop markets outside the United States; the inability to obtain or maintain the necessary regulatory approvals or licenses for particular countries or to operate our satellites; market acceptance and success of our Automatic Identification System (“AIS”) business; satellite launch and construction delays and cost overruns of our next-generation satellites and launch vehicles; in-orbit satellite failures or reduced performance of our existing satellites; significant liabilities created by products we sell; the $45 million 9.5% Senior Notes that we issued on January 4, 2013 could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; inability to operate due to changes or restrictions in the political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business strategy. In addition, specific consideration should be given to various factors described in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013. The Company undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts

Investor Inquiries:	Media Inquiries:
Robert Costantini	Chuck Burgess
EVP and Chief Financial Officer	President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6305	212-371-5999
clb@abmac.com

ORBCOMM Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$48,677	$68,354
Accounts receivable, net of allowance for doubtful accounts of $501 and $279, respectively	18,719	14,098
Inventories	7,637	5,186
Prepaid expenses and other current assets	2,930	1,768
Deferred tax assets	623	623

Total current assets	78,586	90,029
Satellite network and other equipment, net	167,632	133,028
Goodwill	40,149	20,335
Intangible assets, net	27,785	11,636
Restricted cash	2,195	2,195
Other assets	2,771	2,997
Deferred income taxes	1,254	1,254

Total assets	$320,372	$261,474

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$7,426	$2,575
Accrued expenses	12,538	9,827
Current portion of deferred revenue	3,668	3,087

Total current liabilities	23,632	15,489

Note payable - related party	1,560	1,571
Note payable	45,000	45,000
Deferred revenue, net of current portion	2,417	2,373
Deferred tax liabilities	7,293	2,439
Other liabilities	5,707	1,654

Total liabilities	85,609	68,526

Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders’ equity
Preferred Stock Series A, par value $0.001; 1,000,000 shares authorized; 94,158 and 102,054 shares issued and outstanding, respectively	940	1,019
Common stock, par value $0.001; 250,000,000 share authorized; 55,272,975 and 48,216,480 shares issued, respectively	55	48
Additional paid-in capital	296,282	255,358
Accumulated other comprehensive income	170	235
Accumulated deficit	(62,463)	(63,416)
Less treasury stock, at cost; 29,990 shares at June 30, 2014 and December 31, 2013, respectively	(96)	(96)

Total ORBCOMM Inc. stockholders’ equity	234,888	193,148
Noncontrolling interest	(125)	(200)

Total equity	234,763	192,948

Total liabilities and equity	$320,372	$261,474

ORBCOMM Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Service revenues	$14,902	$13,517	$29,328	$27,407
Product sales	9,396	5,042	14,320	7,872

Total revenues	24,298	18,559	43,648	35,279

Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	4,630	4,426	9,700	9,163
Cost of product sales	6,547	4,094	10,574	6,197

Gross profit	13,121	10,039	23,374	19,919

Operating expenses:
Selling, general and administrative	8,314	6,372	15,120	12,449
Product development	641	478	1,320	1,264
Depreciation and amortization	2,190	1,370	3,989	2,628
Acquisition-related costs	182	216	1,366	620

Income from operations	1,794	1,603	1,579	2,958

Other income (expense):
Interest income	16	12	18	29
Other expense	61	352	45	341
Interest expense	—	(5)	(2)	(51)

Total other income	77	359	61	319

Income before income taxes	1,871	1,962	1,640	3,277
Income taxes	427	204	600	349

Net income	1,444	1,758	1,040	2,928
Less: Net income attributable to the noncontrolling interests	41	72	68	134

Net income attributable to ORBCOMM Inc.	$1,403	$1,686	$972	$2,794

Net income attributable to ORBCOMM Inc. common stockholders	$1,394	$1,671	$953	$2,763

Per share information-basic:
Net income attributable to ORBCOMM Inc. common stockholders	$0.03	$0.04	$0.02	$0.06

Per share information-diluted:
Net income attributable to ORBCOMM Inc. common stockholders	$0.02	$0.03	$0.02	$0.06

Weighted average common shares outstanding:
Basic	55,199	47,296	54,212	47,068

Diluted	56,780	48,430	55,976	48,309

ORBCOMM Inc.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$1,040	$2,928

Adjustments to reconcile net income to net cash provided by operating activities:
Change in allowance for doubtful accounts	221	21
Change in the fair value of acquisition-related contingent consideration	(586)	—
Amortization of the fair value adjustment related to warranty liabilities acquired through acquisitions	(24)	(13)
Depreciation and amortization	3,989	2,628
Stock-based compensation	1,775	1,220
Foreign exchange (gains) losses	(78)	57
Amortization of premium on marketable securities	—	170
Increase in fair value of indemnification assets	(126)	(60)
Loss on settlement agreement in connection with the indemnification assets	97	—
Deferred income taxes	297	170
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(2,249)	(2,802)
Inventories	(1,053)	877
Prepaid expenses and other assets	(591)	(609)
Accounts payable and accrued liabilities	(1,990)	(1,996)
Deferred revenue	567	(447)
Other assets and liabilities	89	11

Net cash provided by operating activities	1,378	2,155

Cash flows from investing activities, net of acquisition:
Acquisition of businesses	(28,883)	(5,156)
Capital expenditures	(29,539)	(21,623)
Proceeds received from settlement agreement in connection with the indemnification assets	691	—
Proceeds from warranty claim on acquired inventory	167	—
Purchases of marketable securities	—	(51,448)
Proceeds from maturities of marketable securities	—	47,330

Net cash used in investing activities	(57,564)	(30,897)

Cash flows from financing activities
Proceeds received from issuance of common stock in connection with public offering, net of underwriters’ discounts and commissions and offering costs of $2,228	36,607	—
Proceeds received from issuance of $45,000 Senior Notes	—	45,000
Cash paid for debt issuance costs	—	(1,267)
Proceeds received from exercise of stock options	62	161
Payment of deferred purchase consideration	(25)	—
Principal payment of note payable	—	(3,450)
Principal payments of capital leases	(90)	(117)

Net cash provided by financing activities	36,554	40,327

Effect of exchange rate changes on cash and cash equivalents	(45)	(274)

Net (decrease) increase in cash and cash equivalents	(19,677)	11,311
Beginning of period	68,354	34,783

End of period	$48,677	$46,094

The following table reconciles our Net Income attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2014	2013	2014	2013
Net Income attributable to ORBCOMM Inc.	$1,403	$1,686	$972	$2,794
Net interest (income) expense	(16)	(7)	(16)	22
Provision for income taxes	427	204	600	349
Depreciation and amortization	2,190	1,370	3,989	2,628

EBITDA	$4,004	$3,253	$5,545	$5,793

Stock-based compensation	894	594	1,775	1,220
Noncontrolling interests	41	72	68	134
Acquisition-related costs	182	216	1,366	620

Adjusted EBITDA	$5,121	$4,135	$8,754	$7,767

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for Stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related costs is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Condensed Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.